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                                                                   EXHIBIT 10.12

                             FIFTH AMENDMENT TO THE
                               BORDERS GROUP, INC.
                         MANAGEMENT STOCK PURCHASE PLAN



         The Borders Group Management Stock Purchase Plan (the "Plan") is hereby amended in the following particulars, effective as of May 17, 2001:

         1. Paragraph (m) of Article 2 of the Plan is hereby amended to read as follows:

                  "Participant" shall mean a person who is eligible to receive a grant of Restricted Shares under Article 4 of the Plan or who is granted a right to purchase Restricted Shares under Article 16 of the Plan; all such grants and rights are sometimes referred to herein as purchases.

         2.       Article 4 of the Plan is hereby amended to read as follows:

                  "4.      Eligibility

                           Such officers and key employees of the Company and
                  its Subsidiaries as are designated by the Committee from time to time as participants shall be Participants in this Plan; provided, however that, (i) director level employees who are granted one-time purchase rights under Article 16 shall not be required to acquire Restricted Shares with his or her Annual Bonus, and (ii) the Committee may delegate to the Chairman of the Board and/or President of the Company the coextensive authority to designate as a Participant any officer or key employee of the Company or its Subsidiaries who is not a
                  Section 16 Person and to make grants to such Participants, including grants under Article 16 hereof. Each Participant (other than director level employees) is required to use at least 20 percent of his or her Annual Bonus (less applicable payroll deductions, which shall not include Federal Income Tax Withholding) to purchase Restricted Shares granted pursuant to, and subject to the terms and conditions of, this Plan, unless at least 20 percent of such Annual Bonus is being used to acquire Restricted Shares pursuant to "Management Stock Purchase Options" under the Stock Option Plan (as defined therein). At the election of any Participant, he or she may use up to 100 percent of the Annual Bonus (less applicable payroll deductions, which shall not include Federal Income Tax Withholding) to purchase Restricted Shares granted pursuant to, and subject to the terms and conditions of, this Plan, to the extent that such Annual Bonus is not being used to acquire Restricted Shares pursuant to Management Stock Purchase Plan Options under the Stock Option Plan. The amount of the Annual Bonus used to purchase such Restricted Shares shall be calculated in accordance with the Company's Annual Bonus Plan. Since the Restricted Shares are "purchased" with part or all of the Annual Bonus or pursuant to the one-time purchase rights granted under Article 16, all Restricted Shares acquired under this Plan are sometimes referred to as "purchases." Any election described in this paragraph shall be made in accordance with rules established by the Committee; provided, however, that any such election by a Section 16 Person must be made at least six months prior to the day the amount of the Section 16 Person's Annual Bonus is finally determined under the Annual Bonus Plan."

         Except as herein amended, the Plan remains in full force and effect.


                                           BORDERS GROUP, INC.


                                           By:  /s/ BRUCE A. QUINNELL
                                                -------------------------
                                                Bruce A. Quinnell